Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Amendment No. 3 to the Registration Statement (Form S-1 No. 333-281586).

(2) Registration Statement (Form S-8 No. 333-282336) pertaining to the Amended and Restated 2021 Equity Incentive Plan of our report dated October 1, 2024, with respect to the consolidated financial statements of Legacy Education Inc. as of June 30, 2024 and 2023 and for each of the years then ended, which report is included in this Annual Report on Form 10-K of Legacy Education Inc. for the year ended June 30, 2024.

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois

United States of America

October 1, 2024